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EXHIBIT NO. 11.1                              COMPUTATION OF PER SHARE EARNINGS
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

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FOR THE YEARS ENDED DECEMBER 31                                1996               1995               1994
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
Gross Weighted Average Common Shares Outstanding           3,413,636           3,034,092           3,034,092

Weighted Average Treasury Shares Outstanding                  58,661              60,398              62,734
                                                          ----------          ----------          ----------

Net Weighted Average Common Shares Outstanding             3,354,975           2,973,694           2,971,958
                                                          ==========          ==========          ==========

Net Income ($ in thousands)                               $    5,959          $    6,212          $    5,874
                                                          ==========          ==========          ==========

Net Income Per Common Share                               $     1.78          $     2.09          $     1.98
                                                          ==========          ==========          ==========


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